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                                                                Exhibit 10.7


                            TUSCARORA INCORPORATED
                    DESCRIPTION OF SUPPLEMENTAL RETIREMENT
                        BENEFIT FOR THOMAS P. WOOLAWAY
                    --------------------------------------

  Thomas P. Woolaway, former Chief Operating Officer and a director of the Company, is receiving a supplemental retirement benefit pursuant to a recommendation of the Compensation Committee of the Board of Directors which was approved by the Board of Directors. The supplemental retirement benefit provided was $4,000 per month for life subject to a 50% joint and survivor election in favor of Mrs. Woolaway. Mr. Woolaway has made the election and as a result will receive $3,712 per month in supplemental retirement benefits during his lifetime.